FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005
[ ]	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940	Estimated average burden hours per response.... 0.5

(Print or Type Responses)
1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Occidental Petroleum Corporation			Premcor Inc.
			PCO				Director	X 10% Owner
(Last) (First) (Middle)							Officer (give title	Other (specify
Occidental Petroleum Corporation		3.	I.R.S. Identification Number	4.	Statement for Month/Day/Year		below)	below)
10889 Wilshire Boulevard			of Reporting Person, if an
			entity (voluntary)		01/23/2003
(Street)
				5.	If Amendment, Date of Original
Los Angeles, California 90024			95-4035997		(Month/Year)
						7.	Individual or Joint/Group Filing (Check Applicable Line)
(City) (State) (Zip)							Form filed by One Reporting Person
X Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.	Title of Security	2.	Transaction	2a.	Deemed	3.	Transaction Code	4.	Securities Acquired (A) or		5.	Amount of	6.	Ownership	7.	Nature of
	(Instr. 3)		Date		Execution			Disposed of (D)				Securities		Form:		Indirect
					Date, if any		(Instr. 8)					Beneficially		Direct (D) or		Beneficial
			(Month/Day/					(Instr. 3, 4 and 5)				Owned at End		Indirect (I)		Ownership
			Year)		(Month/Day/							of Month
					Year)	Code	V	Amount	(A) or (D)	Price		(Instr. 3 and 4)		(Instr. 4)		(Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative	2.	Conver-	3.	Trans-	3a.	Deemed	4.	Transac-	5.	Number of Deriv-	6.	Date Exer-	7.	Title and Amount of	8.	Price	9.	Number	10.	Owner-	11.	Na-
Security	sion or	action	Execu-	tion Code	ative Securities	cisable and Ex-	Underlying	of	of Der-	ship	ture
(Instr. 3)	Exercise	Date	tion	(Instr. 8)	Acquired (A) or	piration Date	Securities	Deriv-	ivative	Form	of In-
Price of	Date,	Disposed of (D)	(Month/Day/	(Instr. 3 and 4)	ative	Secur-	of De-	direct
Deriv-	(Month/	if any	(Instr. 3, 4 and 5)	Year)	Secur-	ities	rivative	Bene-
ative	Day/	ity	Bene-	Secur-	ficial
Security	Year)	(Month/	ficially	ity:	Own-
Day/	(Instr.	Owned	Direct	ership
Year)	Date	Expira-	Amount or	5)	at End	(D) or	(Instr. 4)
Code	V	(A)	(D)	Exer-	tion	Title	Number of	of	Indi-
cisable	Date	Shares	Month	rect (I)
(Instr. 4)	(Instr. 4)

Stock option (right to buy)	$20.00	01/23/03	A (1)	2,500	(2)	01/24/2013	Common Stock	2,500	2,500	I	(3)

Explanation of Responses:

(1)    The option was granted pursuant to the Premcor Inc. Outside Director Compensation Program to Occidental C.O.B. Partners in lieu of its designee on the Premcor Board of Directors.
(2)    The option vests in five equal annual installments beginning on January 23, 2004.
(3)    Owned by Occidental C.O.B. Partners, an indirect wholly-owned subsidiary of Occidental Petroleum Corporation.

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	OCCIDENTAL PETROLEUM CORPORATION
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.	By:	/s/ J. R. HAVERT		January 27, 2003
If space is insufficient, see Instruction 6 for procedure.
			**Signature of Reporting Person		Date
Potential persons who are to respond to the collection of information contained in this form are not			Name:	J. R. Havert
required to respond unless the form displays a currently valid OMB control number.			Title:	Vice President and Treasurer

JOINT FILER INFORMATION

Name:		Occidental C.O.B. Partners

Address:		110 West 7th Street P.O. Box 300 Tulsa, Oklahoma 74102

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/23/2003

Signature:		OCCIDENTAL C.O.B. PARTNERS by OXY USA Inc., its managing partner

	By:	/s/ J. R. HAVERT
J. R. Havert Vice President and Treasurer

JOINT FILER INFORMATION

Name:		Placid Oil Company

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/23/2003

Signature:		PLACID OIL COMPANY

	By:	/s/ J. R. HAVERT
J. R. Havert Vice President and Treasurer

JOINT FILER INFORMATION

Name:		OXY USA Inc.

Address:		5 Greenway Plaza Houston, Texas 77046

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/23/2003

Signature:		OXY USA INC.

	By:	/s/ J. R. HAVERT
J. R. Havert Vice President and Treasurer

JOINT FILER INFORMATION

Name:		Occidental Oil and Gas Holding Corporation

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/23/2003

Signature:		OCCIDENTAL OIL AND GAS HOLDING CORPORATION

	By:	/s/ J. R. HAVERT
J. R. Havert Vice President and Treasurer

JOINT FILER INFORMATION

Name:		Occidental Petroleum Investment Co.

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Premcor Inc. (PCO)

Date of Event Requiring Statement:		01/23/2003

Signature:		OCCIDENTAL PETROLEUM INVESTMENT CO.

	By:	/s/ J. R. HAVERT
J. R. Havert Vice President and Treasurer